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                              FOR IMMEDIATE RELEASE



                                         Michael J. Monahan (651) 293-2809 (Tel)
                                                            (651) 225-3123 (Fax)



                ECOLAB TO COMBINE REMAINING 50% OF HENKEL-ECOLAB;
    ANNOUNCES MANAGEMENT ORGANIZATIONAL DEVELOPMENT AND RESTRUCTURING CHARGE

         ST. PAUL, Minn., December 7, 2000: Ecolab Inc. announced today that it has agreed to combine into Ecolab's operations the remaining 50% of the Henkel-Ecolab joint venture that Ecolab does not own from its partner, Henkel KGaA of Dusseldorf, Germany. The transaction is scheduled to close January 2, 2002. Since 1991, Henkel-Ecolab has operated as a joint venture of the two partners, providing premium cleaning and sanitizing products in Europe as part of Ecolab's global service coverage.

         Allan L. Schuman, Ecolab's Chairman, President and Chief Executive Officer, stated, "This is an important step in our future growth plans. It is a business we know extremely well. With its demanding hygiene standards, Europe is the second largest and one of the most fertile markets for Ecolab's key businesses in the world. This transaction bolsters our global leadership and will enhance our company's ability to more rapidly and effectively grow our existing products and services in this market and elsewhere. Furthermore, following the transaction, we will bring additional businesses to the European markets. We


                                        -more-


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look forward to joining with our valued European associates in offering our global customers further enhancements to our industry-leading product and service offerings, as well as in the new opportunities to build our market positions and share. We believe this transaction will result in new and improved solutions for our customers, more opportunity for our associates and improved returns for our shareholders."

         Under the agreement, Ecolab will pay Henkel approximately 11 times Henkel's 50% share of the joint venture's average operating income before interest and taxes for the years 2000 and 2001. The transaction will be effected in either cash or Ecolab stock, at Henkel's option. Based on current estimates, the consideration would be approximately 520 million euros to 560 million euros, equal to $460 million to $490 million at current exchange rates. If Henkel chooses to receive Ecolab stock, the shares will be valued at $41.06 per share, but the actual number of shares Henkel receives will not exceed approximately 13.2 million shares or be less than approximately 9.3 million shares. Henkel owned 32.2 million shares, or approximately 25%, of Ecolab's outstanding shares on November 30, 2000.

         As part of the transaction, the stockholder agreement between Ecolab and Henkel will be amended and extended. The amended stockholder agreement will provide, among other things, that Henkel is permitted to increase its ownership in Ecolab to 35%. Henkel will remain entitled to proportionate representation on Ecolab's board.

         The transaction is subject to regulatory approvals in various jurisdictions.

         Ecolab also announced a series of organizational




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developments to strengthen its future growth and development.

         The changes, effective January 1, 2001, are as follows:

         - BrunoDeschamps has been named Ecolab's President and Chief Operating Officer. For the last six years, Deschamps has been the Chief Executive Officer for Henkel-Ecolab, Ecolab's joint venture with Henkel, headquartered in Dusseldorf, Germany, which had revenues of $938 million in 1999. Under his leadership, Henkel-Ecolab has adapted Ecolab's business approach and culture to the European marketplace. He joined Henkel in 1987, where he held a variety of positions in both France and Germany, including General Manager of the Henkel industrial adhesives business, before joining Henkel-Ecolab in 1995.-

         - John P. Spooner has been appointed Chief Executive Officer of Henkel-Ecolab by Henkel-Ecolab's Board of Directors, replacing Bruno Deschamps. Spooner has led Ecolab's wholly-owned international operations for the last three years. Prior to International, he was responsible for the Industrial Group. Spooner joined Ecolab in 1994.

         - Richard L. Marcantonio was promoted to Executive Vice President for the Industrial Sector (which includes Ecolab's Food and Beverage, Professional Products, Water Care, and Vehicle Care divisions), and the newly formed Services Sector (comprised of Pest Elimination and GCS.) Marcantonio was previously Executive Vice President-Industrial Group. The Industrial Sector will focus on




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               strategies to rapidly expand Ecolab's customer base in the food, beverage, healthcare, janitorial, and transportation markets. The Services Sector will be expanded to offer a much broader array of services to our customers in the future. Marcantonio joined Ecolab in 1996.-

         - Peter D'Almada has been promoted to Executive Vice President, Global Accounts. D'Almada has over 28 years experience with Ecolab, most recently as Senior Vice President - North American Institutional.

         Commenting on the promotions, Mr. Schuman said, "Ecolab is blessed with a strong group of associates, people dedicated to furthering the excellent record of growth for which we have become known. These promotions recognize the contributions we have received in the past - and expect to receive in the future - from the individuals. We believe these will enhance our ability to grow our business, better serve our customers and increase shareholder value as we lead Ecolab forward."

         Ecolab also announced it will take a fourth quarter one-time pre-tax charge in a range of approximately $5 - $10 million relating to office closures, early retirements, terminations and other management actions focused on improving Ecolab's long term efficiency and competitiveness. The cash portion of the charge will effectively be funded by a portion of the proceeds from the previously announced sale of the non-core Jackson business. In addition, Ecolab will record a $2.4 million charge, net of tax, to recognize the cumulative effect of the change in accounting principle relating to the implementation of Staff Accounting Bulletin Number 101, "Revenue Recognition





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in Financial Statements."

         As a result, Ecolab estimates the net effect of these items will increase earnings per share in a range of approximately $0.05 to $0.07 in the fourth quarter and full year. This estimated increase will be incremental to the company's previously announced expectation that diluted earnings per share for the full year 2000 will be approximately $1.50.

         Ecolab will host a live webcast to discuss the recent news on Friday, December 8, 2000 at 9:00 a.m. Eastern Time. The webcast will be available to the public on Ecolab's website at http://www.ecolab.com/financial_investor/. A replay of the webcast will be available at that site through December 22, 2000. In addition, Ecolab will post certain financial and other general information concerning the Henkel-Ecolab transaction on its web site at http://www.ecolab.com/presskit.htm.

         Listening to the webcast requires Internet access, a soundcard and a RealPlayer streaming media player. If you do not have the RealPlayer client software installed on your PC, you may download a free version, RealPlayer 8 Basic, at http://www.real.com.

         Ecolab is the global leader in the development and marketing of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets. For the year ended December 31, 1999, Ecolab reported sales of $2.1 billion; including the Henkel-Ecolab European joint venture sales of $0.9 billion, Ecolab's global sales coverage was $3 billion. Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.



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Ecolab news releases and other investor information are available on the
Internet at http://www.ecolab.com; and by telephone at 1-800-FACT-ECL.

This news release contains various "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which represent Ecolab's expectations or beliefs concerning various future events, including the combination into Ecolab's operations of the Henkel-Ecolab joint venture, future business prospects and financial performance following the combination of Henkel-Ecolab, and the financial effects of the one-time restructuring charge, the cumulative effect of the change in accounting principle and of the recent sale of Jackson, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements. These include, with regard to the Henkel-Ecolab transaction, actual operating income results of Henkel-Ecolab; monetary exchange rates between the euro and the U.S. dollar; the Ecolab stock price at closing; regulatory or other issues which could affect closing; the company's ability to integrate the Henkel-Ecolab business in accordance with its plans and to maintain key Henkel-Ecolab personnel; and the development of European markets. With regard to the gain on the Jackson business sale and the one-time charges, the actual amounts are subject to the final accounting adjustments. With regard to Ecolab's 2000 results, these risks and uncertainties include: restraints on pricing flexibility due to competitive factors and customer consolidations; cost increases due to higher oil prices or the unavailability of adequate and reasonably-




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priced raw materials; the effect of future acquisitions or divestitures or other corporate transactions, as well as the company's ability to achieve plans for past acquisitions; the costs and effects of compliance with environmental and other laws and regulations; changes in tax, fiscal, governmental and other regulatory policies; market or regulatory factors which could affect our ability to reacquire shares; economic factors such as the worldwide economy, interest rates, currency movements, and the development of markets; the occurrence of (i) litigation or claims, (ii) natural or man-made disasters and (iii) severe weather conditions affecting the food service and hospitality industry; and other uncertainties or risks reported from time-to-time in Ecolab's reports to the Securities and Exchange Commission, including those under the heading "Forward Looking Statements and Risk Factors" contained in the company's Form 10-Q for the quarter ended September 30, 2000. Ecolab undertakes no duty to update the Forward Looking Statements.

                                       ###